Exhibit 31.4
CERTIFICATIONS UNDER SECTION 302
I, Sanjeev Narula, certify that:
1. I have reviewed this Amendment No.1 to the Annual Report on Form 10-K for the fiscal year ended December 31, 2024 of Intra-Cellular Therapies, Inc.; and
2. Based on my knowledge, this report does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by this report.
Date: March 20, 2025

/s/ Sanjeev Narula
Sanjeev Narula
Executive Vice President, Chief Financial Officer and Treasurer (principal financial officer and principal accounting officer)